EXHIBIT 10.42

                                                          CONFIDENTIAL TREATMENT

                          FUMED SILICA SUPPLY AGREEMENT

         This FUMED SILICA SUPPLY AGREEMENT (this "Agreement"), executed and effective as of the 16th day of January, 2004, is between Cabot Corporation ("Cabot"), a Delaware corporation, and Cabot Microelectronics Corporation ("CMC"), a Delaware corporation. With respect to the supply by Cabot to CMC of Fumed Silica (defined below), this Agreement replaces and supercedes the parties' agreement regarding Fumed Silica pursuant to the Fumed Metal Oxide Supply Agreement executed on January 20, 2000 as amended on December 12, 2001 and December 17, 2003 by and between Cabot and CMC (together, the "FMO Supply Agreement"). The Parties agree that except as otherwise explicitly stated herein nothing in this Agreement amends or modifies, or is intended to amend or modify, any of the terms or conditions of, or the rights, duties or obligations of either of the Parties with respect to the supply by Cabot to CMC of Fumed Alumina, whether under the FMO Supply Agreement or that certain Fumed Alumina Supply Agreement by and between the Parties executed December 12, 2001 (the "Unit C Agreement").

         WHEREAS, CMC desires to continue to purchase certain fumed silica products from Cabot for an additional period beyond the initially contemplated expiration of June 30, 2005 of the Original FMO Supply Agreement pursuant to the terms of this Agreement; and

         WHEREAS, Cabot desires to continue to provide such fumed silica products to CMC pursuant to the terms of this Agreement; and

         WHEREAS, Cabot continues to provide and CMC continues to purchase certain fumed alumina products pursuant to the terms of the FMO Supply Agreement and the Unit C Agreement, unaffected by the terms of this Agreement; and,

         WHEREAS, both parties desire that their sole undertaking and agreement with respect to fumed silica be replaced with and governed by this Agreement and not by the FMO Supply Agreement, and are simultaneously herewith entering into an Amendment No. 3 to Fumed Metal Oxide Supply Agreement to such effect;

         NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

SECTION 1. TERM OF THIS AGREEMENT

         (a) This Agreement shall commence as of the date hereof, and shall continue until December 31, 2009 (the "First Term"). Unless either party shall give a notice of non-renewal prior to June 30, 2008, this Agreement shall continue after the First Term until terminated by either party by a written notice of termination, which shall terminate this Agreement effective on the first June 30 or December 31 more than 18 months after the date such notice is delivered. The First Term, together with any continuations, are referred to herein as the "Term". Each year of the Term beginning on the effective date or an anniversary thereof is referred to herein as a "Term Year",

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including the stub period, if any, between the last anniversary of the effective date and the end of the Term.

SECTION 2. PRODUCTS

         2.1 Purchase and Sale.

         (a) Subject to the terms and conditions of this Agreement, during the Term, Cabot shall provide to CMC, and CMC shall purchase from Cabot, the Fumed Silica (as defined below) in such quantities as specified by CMC, subject to Sections 2.3 through 3.3 below. "Fumed Silica" means:

             the fumed silica of the grades and meeting the product specifications set forth on Schedules A.1 hereto, with respect to fumed silica to be produced by Cabot at its Tuscola, Illinois facility and of the grades and meeting the product specifications set forth in Schedules A.2 hereto, with respect to fumed silica produced by Cabot at its Barry, Wales facility (taken together, Schedules A.1 and A.2 are hereinafter referred to collectively as the "Specifications").

         (b) Subject to the provisions of Section 8.7 below, any amendment to the Specifications shall require the prior written consent of both CMC and Cabot. Except as provided in Section 8.3 or otherwise in this Agreement or otherwise agreed to by Cabot, any increase in costs incurred by Cabot in manufacturing the Fumed Silica to comply with changes requested by CMC to the Specifications, or changes necessary to comply with changes to the Specifications to manufacturing processes or otherwise, shall be paid by CMC. If such costs are removed or otherwise cease to be incurred by Cabot, then CMC will no longer be obligated to pay such costs to Cabot, and Cabot will notify CMC within ten (10) business days of the cessation of such costs. If such costs are reduced, then CMC will only be obligated to pay such reduced costs and Cabot will notify CMC within ten (10) business days of the reduction of such costs.

         2.2 Forecasts.

         CMC shall provide Cabot with forecasts (the "Forecasts") of the quantities of Fumed Silica that CMC expects to purchase from Cabot (the "Forecasted Quantities"). The Forecasts shall identify by grade, the Forecasted Quantities and the Cabot facility or facilities that will produce and deliver to CMC such Forecasted Quantities (including the volume to be made at each plant). CMC shall provide the following Forecasts to Cabot:

         (a) not more than sixty (60) but not less than thirty (30) days prior to each January 1, April 1, July 1 and October 1 during the Term, a Forecast indicating the Forecasted Quantity for each month of the calendar quarter commencing on such January 1, April 1, July 1 and October 1 (the "Quarterly Forecast"); provided, however, that in such Quarterly Forecast, the Forecasted Quantity for any month may not exceed the Forecasted Quantity for the previous month by more than 20%;

         (b) not more than sixty (60) but not less than thirty (30) days prior to each July 1 and January 1 during the Term, a semi-annual Forecast indicating the Forecasted Quantity for the six (6) month period commencing on such July 1 and January 1 (the "Six Month Forecast");

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         (c) not more than sixty (60) but not less than thirty (30) days prior to each July 1, a one (1) year Forecast indicating the Forecasted Quantity for the calendar year commencing on the following July 1 (the "Annual Forecast"); and

         (d) on or around each July 1, an eighteen (18) month Forecast indicating the Forecasted Quantity for the eighteen month period commencing on the following July 1 (the "18 Month Forecast"); provided, however, that CMC shall provide Cabot with a revised eighteen (18) Month Forecast for the remainder of the eighteen (18) month period covered by the last 18 Month Forecast as soon reasonably practicable after CMC becomes aware of any material changes to such 18 Month Forecast.

         For the purposes of this Agreement, Forecasts delivered by CMC to Cabot after the execution hereof shall, upon the effectiveness of this Agreement, be deemed to have been delivered hereunder.

         With respect to planned shutdowns of Cabot's manufacturing facilities, the parties shall work together and cooperate with each other regarding necessary adjustments to forecasts and delivery schedules hereunder.

         2.3 Cabot's Maximum Supply Obligations. (a) The obligation of Cabot to supply Fumed Silica to CMC under this Agreement shall be subject to each of the following maximum volume limitations:

           (i) the maximum annual volume of Fumed Silica from Cabot's Tuscola, Illinois facility (the "Tuscola Plant") shall be [ ] pounds per Term Year. In addition to the foregoing, the maximum monthly volume of Fumed Silica from the Tuscola Plant for any given month shall be up to [ ] pounds per month provided that the total of such monthly volumes does not exceed [ ] pounds per Term Year from the Tuscola Plant; and,

           (ii) the maximum annual volume of Fumed Silica from Cabot's Barry, Wales facility (the "Barry Plant") shall be [ ] pounds per Term Year. In addition to the foregoing, the maximum monthly volume of Fumed Silica from the Barry Plant shall be [ ] pounds per month provided that the total of such monthly volumes does not exceed [ ] pounds per Term Year from the Barry Plant.

         In clarification of the above Section 2.3(a), any volumes of Fumed Silica supplied by Cabot under the Dispersions Services Agreement, by and between the Parties, dated January 20, 2000 and amended as of December 17, 2003, shall not be considered in calculating the maximum volumes of Fumed Silica Cabot is obligated to supply hereunder.

         (b) In addition to, but not in derogation of the volume limitations set forth in 2.3(a) above, in the event that CMC orders volumes of Fumed Silica from Cabot in excess of Forecasted Quantities, Cabot shall not be obligated to supply to CMC such Fumed Silica in excess of the following volumes:

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           (i)    for any calendar quarter and any plant, [ ] of the volumes of
                  Fumed Silica for such plant set forth in CMC's Quarterly Forecast;

           (ii) for any calendar half year (beginning on or after July 1, 2004) and for any plant, [ ] of the volumes of Fumed Silica for such plant set forth in CMC's Sixth Month Forecast; and

           (iii) for any year beginning January 1, 2005 and for any plant, [ ] of the volumes of Fumed Silica for such plant set forth in CMC's Annual Forecast.

         (c) The maximum supply obligations set forth in Sections 2.3(a) and (b) are referred to herein as the "Maximum Volumes". If CMC shall request volumes of Fumed Silica in excess of the Maximum Volumes described in Sections 2.3(a) and
(b) above, Cabot shall use commercially reasonable efforts to supply such volumes ("Excess Volumes"); provided that Cabot shall not be obligated to breach its contractual obligations with other customers or to take any actions which it deems detrimental to its business, in order to supply CMC with Excess Volumes. Within five (5) business days of CMC's request for Excess Volumes in any of the forecasts or orders for Excess Volumes, which orders if filled CMC agrees to purchase, Cabot shall notify CMC of whether it will supply such Excess Volumes to CMC.

         2.4 Minimum Volumes.

         (a) CMC shall be obligated to purchase from Cabot during each six month period covered by a Six Month Forecast a "Minimum Volume," meaning at least 90% of the aggregate volumes of Fumed Silica forecasted to be purchased by CMC as set forth in each Six Month Forecast. Cabot and CMC recognize that damages for CMC's failure to purchase Minimum Volumes would be difficult to ascertain and prove. Cabot and CMC agree that if, during any six month period CMC fails to purchase from Cabot the Minimum Volume of Fumed Silica for such six month period, CMC shall pay to Cabot liquidated damages in an amount equal to the product obtained by multiplying

           (i) the difference (in pounds) between (x) the applicable Minimum Volume and (y) the amount of Fumed Silica actually purchased by CMC during the relevant six month period times.

           (ii) [ ] Cabot and CMC agree that such liquidated damages are the sole and exclusive remedy for CMC's failure to purchase Minimum Volumes. Cabot and CMC further agree that such liquidated damages represent a reasonable estimate of Cabot's damages and do not constitute a penalty.

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                                                          CONFIDENTIAL TREATMENT

SECTION 3. EXCLUSIVITY; RESALE AND NON-COMPETE

         3.1 Exclusivity; Exception Thereto.

         (a) CMC shall purchase from Cabot all of the Fumed Silica necessary to produce the products produced by CMC on the effective date of this Agreement, but only up to the total of the Maximum Volumes. This obligation shall continue even if CMC's purchase of Fumed Silica falls below [ ] pounds in any two consecutive six month periods commencing on January 1 and July 1, respectively. With respect to products developed and produced by CMC after the effective date of this Agreement, CMC shall not be obligated to purchase from Cabot any of the fumed silica necessary to produce such products.

         (b) During the Term of this Agreement, Cabot shall not knowingly, without CMC's prior written consent, directly or indirectly, sell any Fumed Silica to any person or entity other than CMC for use in the production of any goods or products that compete with any CMP (chemical mechanical polishing) consumable goods and products produced by CMC, provided, however, that CMC continues to purchase at least [ ] pounds of Fumed Silica during any two consecutive six month period commencing on January 1 and July 1, respectively, during the Term of this Agreement. In the event that CMC's purchases fall below such amount in any such two consecutive six month period commencing on January 1 and July 1, respectively, Cabot may sell for the remaining duration of this Agreement any Fumed Silica to any person or entity for use in the production of any goods or products that compete with CMP consumable goods and products produced by CMC. Concurrent with this, if Cabot sells such Fumed Silica to any person or entity at a price less than the Base Price at which CMC is purchasing the Fumed Silica under this Agreement, Cabot shall contemporaneously offer to sell Fumed Silica to CMC and CMC shall immediately become eligible to purchase Fumed Silica under this Agreement at a "Most Favored Nations" price.

For purposes of the foregoing sentence, Most Favored Nations ("MFN") price shall mean the lowest price Cabot charges its other CMP customers during the same time for Fumed Silica that is of similar or greater quality and similar or greater specifications of the Fumed Silica purchased by CMC hereunder (except for any sales to the United States Government.)

         (c) Notwithstanding Section 3.1(a) above, in the event CMC requests a change to a Specification for the Fumed Silica, which change is necessary in order to achieve a material performance difference in CMC's end product(s) and Cabot is not able or is unwilling to modify such Specification, CMC shall have the right to obtain such modified product from any third party, subject to any intellectual property rights Cabot may have.

         (d) Notwithstanding Section 3.1(a) above, in the event that Cabot fails to supply CMC with its requirements for Fumed Silica for any reason, CMC shall have the right to obtain such Fumed Silica from any third party, subject to any intellectual property rights Cabot may have.

         3.2 Resale Prohibition. The parties intend and agree that the Fumed Silica being sold hereunder to CMC is being sold solely for the use by CMC and its subsidiaries in manufacturing their products. Accordingly, CMC and its subsidiaries are prohibited from reselling any Fumed Silica purchased hereunder. However, in the event CMC determines, in good faith, that the Fumed

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Silica supplied hereunder, which otherwise meet the Specifications, but which are not fit for CMC's use in the manufacture of CMP slurries, CMC shall have the right to resell such Fumed Silica, provided, CMC first offers Cabot the option to purchase such Fumed Silica back from CMC at a price which is the lower of (i) the price paid by CMC to Cabot for such material, or (ii) the price at which CMC will resell such material. Notwithstanding the foregoing, Cabot shall be obligated to repurchase up to [ ] pounds of Fumed Silica at the Base Price during each and every Term Year of this Agreement should CMC decide it desires to sell such material for any reason.

         3.3 Cabot's Non-Compete Agreement. During the Term of this Agreement, Cabot agrees to not knowingly directly compete with CMC in the use, production and/or sale of any product that contain any fumed silica products and that competes with any chemical mechanical polishing consumable product produced by CMC during the Term of this Agreement.

SECTION 4. MANUFACTURING STABILITY PROCESS

         4.1 Establishment of Cabot's [ ]. Cabot shall establish a [ ] produced for delivery to CMC under this Agreement and acting in good faith determine, prior to shipping, [ ]

                  [ ]

         4.2 [ ]

                  [ ]

SECTION 5. PRICING

         5.1 Prices. Cabot shall sell the Fumed Silica to CMC in accordance with the following prices (the "Prices"):

         (a) Fumed Silica Price. Except as may be provided for under Section 3.1(b) above in the case of a Most Favored Nations price or under
              Section 5.1(b) below in the case of an Inflation Adjustment, the price for Fumed Silica, whether Maximum Volumes or Excess Volumes, shall be equal to the Base Price as defined in Table 1 below for each Term Year. The Base Price for Term Year 1 shall commence on the Effective Date of this Agreement and the Base Price for each Term Year subsequent to Term Year 1 shall be effective commencing on the first day of each subsequent Term Year starting with January 16, 2005. The price of Fumed Silica to be purchased shall be determined by the date the order therefor is placed with Cabot, with respect to all volumes specified therein to be delivered within 90 days after the date such order is placed, and by the date specified for delivery, with respect to all volumes specified for delivery thereafter.

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                                                          CONFIDENTIAL TREATMENT

         TABLE 1

Term Year               Price ($/lb)
---------               ------------
1                          [    ]
2                          [    ]
3                          [    ]
4                          [    ]
5                          [    ]
6                          [    ]
7                          [    ]

         (b) Inflation Adjustment. Starting with the second Term Year, and at the commencement of each and every Term Year thereafter, if the percentage increase in the annual Producer Price Index (PPI) for Total Manufacturing Industries as reported by the Bureau of Labor and Statistics for the preceding calendar year relative to the year prior to the preceding calendar year (hereafter referred to as the "Inflation Factor") exceeds [ ] ("Threshold Inflation Level"), the Base Price for each such and subsequent Term Year will be increased by the following formula (hereafter referred to as the "Inflation Adjustment"): [ ] times (a) the Base Price for each such Term Year times the difference between (a) the Inflation Factor and (b) [ ]; provided, however, that in no event will an Inflation Adjustment be applied in any case of Most Favored Nations pricing pursuant to Section 3.1(b) above.

         5.2 Cost Savings. Cabot and CMC acknowledge that it is their intention to decrease the costs associated with manufacturing the Fumed Silica, and to share any cost savings resulting from joint efforts equally between them. Cabot and CMC agree to discuss, from time to time, ways to jointly decrease such costs. If a change is approved by CMC under Section 6 of the Specifications, and such change results in cost savings to Cabot, the parties agree to share such cost savings on a [ ], or as otherwise agreed in writing by the parties.

SECTION 6. ORDERS, SHIPPING, DELIVERY AND PAYMENT

         6.1 Orders for Fumed Silica shall be issued by CMC from time to time. Each order shall specify the date(s) the products are to be delivered, which date(s) shall be not less than ten (10) business days after the date the order is received by Cabot. For purposes of applying 2.3 and 2.4 only, each volume of Fumed Silica shall be deemed to be in the month specified for its shipment in CMC's order; and if no date is specified, then in the month following the month in which the order therefor is issued by CMC.

         6.2 All sales of Fumed Silica under this agreement are made F.O.B. Cabot's point of shipment. CMC shall be responsible for all transportation costs and title and risk of loss shall pass to CMC upon delivery to carrier.

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         6.3 All Fumed Silica shall be prepared by Cabot for delivery to CMC, as the case may be, including the necessary dunnage, to prevent damage during the normal course of transportation.

         6.4 Cabot shall invoice CMC for the Fumed Silica delivered to CMC during each month by the fifteenth (15th) calendar day of the following month. Cabot shall deliver such invoices to CMC by regular U.S. mail, or other methods such as express U.S. mail, overnight courier or other means, if mutually acceptable.

         6.5 CMC shall pay each such invoice within fifteen (15) calendar days of receipt thereof. Such payment shall be made by check or wire transfer in readily available same day or next day funds denominated in United States dollars. If payment is to be made by wire transfer, CMC shall request and Cabot shall provide to CMC, wire transfer instructions.

SECTION 7. WARRANTIES AND REMEDIES

         7.1 Warranty as to Fumed Silica. Cabot represents and warrants to CMC that, when shipped to CMC, the Fumed Silica will conform in all respects to the Specifications then in effect. CABOT MAKES NO OTHER REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER MATTER WITH RESPECT TO THE FUMED SILICA, WHETHER USED ALONE OR IN COMBINATION WITH OTHER SUBSTANCES, EVEN IF THE PURPOSES OR USES OF SUCH FUMED SILICA ARE KNOWN BY CABOT. MOREOVER, CABOT DOES NOT REPRESENT OR WARRANT FITNESS FOR ANY PARTICULAR PURPOSE THE FUMED SILICA [ ]. Cabot also represents and warrants that such Fumed Silica delivered pursuant to this Agreement is free and clear of all liens, claims, and encumbrances and is conveyed with good title to CMC.

         7.2 Limitation on Remedies. EXCEPT IN RESPECT TO OBLIGATIONS UNDER
SECTION 12.11 HEREOF, IN NO EVENT SHALL CABOT BE RESPONSIBLE OR LIABLE FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING AS A RESULT OF ANY BREACH OF WARRANTY IN RESPECT OF ANY FUMED SILICA UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         7.3 Remedies for Failure to Meet Specifications for Fumed Silica. Subject to Section 7.2 and Section 7.4, if at the time CMC takes delivery of any Fumed Silica which does not conform in all respects to the Specifications in effect at the time of its manufacture, Cabot agrees to replace such Fumed Silica with Fumed Silica that conforms to such Specifications. Cabot shall not be obligated to replace any such non-conforming Fumed Silica if such nonconformance was caused by CMC's failure to store such Fumed Silica in accordance with
Section 8.15 hereof. Subject to the following sentence, CMC shall not be obligated to accept or pay for Fumed Silica that does not conform to the Specifications in effect at the time of its manufacture but shall be deemed to have irrevocably accepted such Fumed Silica if, after twelve months from the date of its delivery, CMC has not notified Cabot that such Fumed Silica does not meet the Specifications.

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         7.4 Remedies for Failure to Meet [ ] Notwithstanding Section 7.3 or
anything else in this Agreement to the contrary, if any Fumed Silica was produced without compliance to [ ], such non-compliance will be deemed an [ ]

         (a) For all [ ]. Cabot shall not be obligated to [ ] if CMC failed to store such Fumed Silica in accordance with Section 8.15 hereof.

         (b) [ ].

         (c) For each Term Year, the [ ]. In addition, in no event shall Cabot have any obligation pursuant to Sections 7.4(a) and 7.4(b) for any Fumed Silica identified more than twelve months after the date of delivery of such Fumed Silica.

         7.5 Limitations. EXCEPT IN RESPECT OF OBLIGATIONS UNDER SECTION 12.11 HEREOF, IN NO EVENT SHALL CMC BE RESPONSIBLE OR LIABLE FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 8. MANUFACTURING REQUIREMENTS

         8.1 General Quality System Requirements. Cabot shall maintain a Quality Management System that is either registered to, or is compliant with, a known quality standard, such as ISO-9001.

         8.2 Corrective and Preventative Action Responsiveness. Cabot shall apply corrective and preventive actions in accordance with Cabot's approved quality system procedures. It is the expectation that Cabot will [ ].

         (a) Closure of complaints as issued by CMC to Cabot shall be completed upon review and joint agreement between CMC and Cabot of the proposed corrective and preventive actions from Cabot.

         (b) Cabot shall provide resources that it deems reasonably sufficient to [ ], when appropriate.

         (c) CMC will provide relevant information to Cabot (when available and possible) to support Cabot's investigation of complaints issued by CMC.

         (d) Cabot will respond to a complaint from CMC within the following time frames:

         (i) Cabot will acknowledge all complaints within [ ].

         (ii) Cabot will put in place [ ]. If containment actions cannot be put in place within [ ], Cabot will apply commercially reasonable efforts to implement containment actions as soon as possible.

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         (iii) [ ] - The [ ] shall be investigated by Cabot and commercially reasonable efforts shall be made by Cabot to identify the [ ] within [ ]. A report shall be provided to CMC summarizing the results of the investigation (including a list of [ ]) within [ ]. Cabot is required to validate the [ ], but this may come at a later date depending on [ ]. If the issue is a particularly difficult one, and Cabot demonstrates appropriate action towards finding the [ ] format, this deadline may be considered met without a [ ].

         (iv) A [ ] shall be developed and followed by Cabot and communicated to CMC within [ ]. [ ]. In most circumstances, [ ] should be in place by the end of the [ ]. It is the responsibility of the CMC Quality Engineer/Commodity Managers to determine if the difficulty of the problem is such to warrant implementation [ ].

         (v) In the event of a particularly difficult problem, the timelines provided in (i)-(iv) above shall be extended to accommodate an appropriate [ ]. CMC will consider that Cabot has met the required timelines, if appropriate written communication has been received in the required time window and that written communication takes place on regular intervals until the [ ].

         8.3 [ ]. The parties will meet [ ]. Cabot will devote the appropriate level of resources and make good faith efforts required [ ] specifically related to the manufacture of Fumed Silica for CMC.

         8.4 Cabot [ ]

         8.5 Quality Control Document. Cabot shall manufacture the Fumed Silica according to a documented [ ], and any changes to it must be made using Cabot's approved quality system change control process in accordance with the CMC Management of Change requirements set forth in the Specifications hereto. Appropriate Cabot personnel shall be trained in the requirements of the [ ] and the associated procedures, work instructions and test methods. These personnel shall also be re-certified on an established, periodic basis to ensure that [ ], procedures, work instructions and test methods are followed correctly.

         8.6 [ ] Cabot shall establish a plan to employ [ ] processes for all Fumed Silica characteristics referenced on the [ ] processes, including [ ], will be implemented and documented in [ ] for the Fumed Silica. Upon request by CMC, Cabot will be responsible for sending to CMC on a [ ] for Fumed Silica manufactured for CMC in production units qualified by CMC. These [ ] will include [ ] for all Fumed Silica manufactured for CMC during the specified time frame (including that Fumed Silica which is manufactured for but not shipped to CMC).

         8.7 Specification Revision.

         (a) If either Cabot or CMC determines in good faith that a [ ] in the manufacture of Fumed Silica which is in Cabot's [ ] [ ] the Fumed Silica supplied to CMC (hereafter

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identified as a [ ] or [ ]), the [ ] will be added to the Specifications as a [
]; provided, however, that CMC agrees to pay any costs associated with such changes which are [ ] pursuant to Section 8.3 above, except to the extent that Cabot is responsible for such costs pursuant to Section 2.1(b) above. The specification limits for the [ ] will be established based [ ]

         (b) In addition, [ ]of each calendar year, starting on March 1, 2004, based on (a) the [ ], with assignable [ ] removed if corrective actions in place and validated or (b) [ ]. In the case of [ ] [ ]. In the case [ ] specifications for these parameters will be set [ ] after implementation of [ ] for each parameter for the preceding [ ]

         8.8 [ ]. Cabot must calculate [ ] Calculations will be performed following the procedures outlined in the Cabot document "Guidelines for Statistical Data Analysis."

         [ ] Cabot will share the [ ] upon request by CMC. In addition [ ] may necessitate an increased frequency for review and revision of [ ]

         8.9 Definition of [ ]. Cabot must calculate [ ] as described in Section
8.8 above. In the case of [ ] is defined using the following criteria:

         (a) [ ]

         (b) Unless otherwise agreed to by Cabot and CMC, Cabot shall apply [ ] with CMC [ ].

         [ ]

         8.10 [ ] for all measurements on at least [ ] basis. The results of the [ ] will be supplied to CMC. Cabot will make commercially reasonable efforts to ensure that all test methods listed in Section 3.0 of the Specifications have [ ]. For those test methods that do [ ] Cabot shall put in place an [ ]

         8.11 [ ] Cabot shall establish a [ ] program which ensures that written procedures are established for the [ ] and how to verify that the activity was completed correctly. Cabot shall train and retrain [ ] personnel on such procedures prior to performing such [ ] in accordance with Cabot's documented Process Safety Management (PSM) guidelines, the OSHA 9000 Guidelines and/or ISO 9001/2000 requirements (depending on Cabot location). Cabot shall also ensure that any and all [ ]

         8.12 Quality Reporting Requirements. For every lot of material released to CMC, [ ]

         Cabot shall provide to CMC review at CMC's request [ ] Cabot shall provide [ ] summaries to CMC and document all actions taken, including an [ ].

         All proprietary and confidential information provided by Cabot to CMC under this Section 8.12 shall be deemed to be Cabot Confidential Information and subject to the provisions of Section

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12.11 hereof, whether so marked or not.

         8.13 [ ] Requirements. Cabot shall keep [ ] manufactured for CMC in an amount sufficient to [ ] commencing with the production of the [ ]

         8.14 Record Retention. All records that describe the manufacture of, or provide traceability for, the manufacture, testing, storage, shipping and handling of Fumed Silica manufactured for CMC will be retained for a minimum [ ]

         8.15 Storage, Handling, Shipping and Shelf Life Requirements. Prior to shipment to CMC, Cabot must store the Fumed Silica under conditions that protect it from damage and exposure to [ ]

         Fumed Silica must have a [ ], provided CMC stores the Fumed Silica in its [ ]

         With respect to each lot of Fumed Silica delivered to CMC, Cabot shall provide and append to the contractual documentation for such lot a Certificate of Analysis (COA). [ ] Upon written request of CMC and to the extent reasonably possible, Cabot will provide CMC with such information regarding [ ] used for the production of the Fumed Silica.

         8.16 CMC Access; CMC Audits. During the Term of this Agreement and subject to the Confidentiality provisions of Section 12.11 hereof, Cabot agrees to allow CMC personnel reasonable access to all technical, quality and production information related to the manufacture of the Fumed Silica (whether or not such Fumed Silica is delivered to CMC). Cabot agrees to allow an independent certified public accounting firm reasonable access to its records during normal business hours for the sole purpose of verification that Cabot is meeting its obligations pursuant to Section 3.1 with respect to MFN pricing, provided that such independent certified public accounting firm agrees to be bound by certain confidentiality provisions Cabot shall require in doing such verification. In addition, Cabot agrees to allow CMC personnel reasonable access during normal business hours to those Cabot production units qualified by CMC for supply of Fumed Silica.

         CMC shall have the right on a periodic or case-by-case basis, during usual business hours, to perform on-site audits of the quality management system regarding the Fumed Silica and the associated quality system documents, including but not limited to [ ], and personnel training documentation, with appropriate notice and Cabot's approval. CMC will report the results of each audit within one week of the audit completion. Any such on-site audit shall be subject to such confidentiality standards and safeguards of know-how and other intellectual property as Cabot may impose. CMC is willing to audit Cabot's subcontractors at Cabot's request.

         In the case of quality related incident (an excursion), CMC may require to audit Cabot's facilities on short notice. Cabot will use commercially reasonable efforts to accommodate CMC's requests in these cases.

         8.17 [ ] Requirements. Cabot will make commercially reasonable efforts to use [ ] If Cabot is required to use [ ] in the manufacture of Fumed Silica for CMC, Cabot will provide

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CMC as much notice as possible and will identify to CMC those lots of Fumed
Silica that are manufactured with such MTCS.

SECTION 9. SAFETY REQUIREMENTS

         9.1 Cabot agrees to label the Fumed Silica as provided by applicable law and to provide CMC with current copies of Material Safety Data Sheets ("MSDS") for the Fumed Silica.

         9.2 Cabot shall comply with all applicable federal, state and local codes and regulations regarding packaging, labeling, transportation, storage and handling of the Fumed Silica.

         9.3 Cabot represents that the Fumed Silica are listed on the current Toxic Substances Control Act (TSCA) inventory of the United States Environmental Protection Agency.

SECTION 10. PATENT INDEMNITIES

         10.1 Patent Infringement. (a) Subject to Section 7.2, Cabot shall defend, indemnify and hold CMC, its officers, directors, employees, successors and permitted assigns (collectively, the "CMC Indemnified Parties") harmless from and against any damages, liabilities, fines, penalties, costs and expenses (including reasonable attorneys' fees) incurred by the CMC Indemnified Parties in the defense of any suit or legal proceeding against the CMC Indemnified Parties, insofar as the same are based on a claim that the Fumed Silica furnished under this Agreement, except as excluded below, in itself constitutes an infringement of any United States or European patent, provided that the CMC Indemnified Parties have given Cabot (A) prompt written notice of all facts which it knows or should know that might be the basis of such an infringement claim and (B) prompt written notice of any such infringement claim and the institution of such suit or proceeding, and that the CMC Indemnified Parties provide Cabot with all necessary authority, information, and reasonable assistance to enable Cabot to control, settle or defend the same at Cabot's option. In the event Cabot is so responsible under this Section 10.1(a), the Parties agree that: (1) Cabot and CMC shall work together to discuss viable and commercially reasonable alternatives for assuring continued supply to CMC of Fumed Silica; and (2) Cabot and CMC shall mutually agree, at Cabot's expense, to have Cabot take one or more (in parallel or sequentially) of the following options: (x) procure for Cabot or CMC, as the case may be, the right to continue using Fumed Silica (in the event that the Parties determine it is more practical for CMC to obtain such right, at Cabot's expense, then CMC will cooperate in doing so); (y) modify the same so that it becomes noninfringing; or (z) replace it with noninfringing Fumed Silica. In the event that Cabot is unable to achieve either alternative (x), (y) or (z), Cabot may terminate this Agreement without further liability to CMC (in which case CMC shall not be liable for any costs or amounts other than for payment for any Fumed Silica purchased by CMC through the date of such termination). This Section 10.1 states Cabot's entire obligation and liability with respect to intellectual property infringement claims. Notwithstanding the foregoing, Cabot does not assume any obligation or liability with respect to (i) any use of Fumed Silica by CMC or its affiliates or their customers (or other CMC Indemnified Party), including without limitation use of products alone or in combination with other substances or components or (ii) products furnished, or methods used by Cabot, in accordance with specifications or instructions furnished by or prescribed by CMC.

         (b) If Cabot is enjoined from supplying Fumed Silica, or CMC is enjoined from purchasing

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or using, or if Cabot determines in good faith that it is unable or unwilling to supply Fumed Silica because such Fumed Silica or its use may infringe a patent or constitute a misappropriation of a trade secret, then Cabot shall have the right to suspend supplying the affected Fumed Silica to CMC without incurring any liability under this Agreement. In the event that (i) such injunction results from a claim for which Cabot is responsible under Section 10.1(a) or
(ii) such determination relates to an infringement or possible infringement for which Cabot is responsible under Section 10.1(a), then the Parties agree that:
(1) Cabot and CMC shall work together to discuss viable and commercially reasonable alternatives for assuring continued supply to CMC of Fumed Silica;
and (2) Cabot and CMC shall mutually agree, at Cabot's expense, to have Cabot take one or more (in parallel or sequentially) of the following options: (x) procure for Cabot or CMC, as the case may be, the right to continue using Fumed Silica (in the event that the Parties determine it is more practical for CMC to obtain such right, at Cabot's expense, then CMC will cooperate in doing so ; (y) modify the same so that it becomes noninfringing; or (z) replace it with noninfringing Fumed Silica. In the event that Cabot is unable to achieve either alternative (x), (y) or (z), Cabot may suspend supplying Fumed Silica to CMC or terminate this Agreement without further liability to CMC (in which case CMC shall not be liable for any costs or amounts other than for payment for any Fumed Silica purchased by CMC through the date of such termination).

         (c) Subject to Section 7.2, CMC shall defend, indemnify and hold Cabot, its officers, directors, employees, successors and permitted assigns (collectively, the "Cabot Indemnified Parties") harmless from and against any damages, liabilities, fines, penalties, costs and expenses (including reasonable attorneys' fees) incurred by the Cabot Indemnified Parties in the defense of any suit or legal proceeding against the Cabot Indemnified Parties insofar as the same are based on claim of infringement or alleged infringement of any United States or European Patent with respect to (i) any use of Fumed Silica by CMC or its affiliates or their customers (or other CMC Indemnified Party), including without limitation use of Fumed Silica alone or in combination with other substances or components or (ii) Fumed Silica furnished, or methods used by Cabot, in accordance with specifications or instructions furnished by or prescribed by CMC, provided that the Cabot Indemnified Parties have given CMC
(A) prompt written notice of all facts which it knows or should know that might be the basis of such an infringement claim and (B) prompt written notice of any such infringement claim and the institution of such suit or proceeding, and that the Cabot Indemnified Parties provide CMC with all necessary authority, information, and reasonable assistance to enable CMC to control, settle or defend the same at CMC's option. This Section 10.1 states CMC's entire obligation and liability with respect to intellectual property infringement claims.

SECTION 11. CONSENTS; NOTICES

         Unless otherwise set forth herein, whenever any notice, consent or approval is to be given in this Agreement, it must be in writing and delivered in accordance with the provisions of this Section 11. Any such writing will be duly given upon delivery, if delivered by hand, facsimile transmission or mail, to the following addresses:

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If to Cabot:      Cabot Corporation
                  Business and Technical Center
                  Billerica, MA 01821
                  Attn: Fumed Metal Oxide Product Line Manager
                  Telecopier: 978-670-8095

With a copy to:   Cabot Corporation
                  Two Seaport Lane
                  Boston, MA 02210
                  Attn: Law Department
                  Telecopier: 617-342-6256

If to CMC:        Cabot Microelectronics Corporation
                  870 North Commons Drive
                  Aurora, IL 60504
                  Attn: Vice President of Operations
                  Telecopier: 630-375-5596

With a copy to:   Cabot Microelectronics Corporation
                  870 North Commons Drive
                  Aurora, IL 60504
                  Attn: General Counsel
                  Telecopier: 630-499-2644

or to such other address as may be designated in writing by any of the parties from time to time in accordance herewith.

SECTION 12. GENERAL

         12.1 Severability. If any provision of this Agreement shall be found to be invalid or unenforceable, then such provision or provisions shall not invalidate or in any way affect the enforceability of the remainder of this Agreement and such provision or provisions shall be curtailed and limited to the extent necessary to bring the Agreement within any legal requirement and the parties shall negotiate in good faith with respect to an equitable modification of the provision or application thereof held to be invalid.

         12.2 Modification; Waivers. Except as expressly provided herein, this Agreement may be modified or amended only with the written consent of each party hereto. Neither party hereto shall be released from its obligations hereunder without the written consent of the other party. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled to enforce such term, but any such waiver shall be effective only if in a writing signed by the party against which such waiver is to be asserted. Except as otherwise specifically provided herein, no delay on the part of either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder nor shall any single or partial exercise

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of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

         12.3 Succession. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and other legal representatives and, to the extent that any assignment hereof is permitted hereunder, their assignees.

         12.4 Counterparts. This Agreement may be executed in counterparts.

         12.5 Further Assurances. Each party agrees to provide any additional documents and take any such further action as may be reasonably requested by the other party in order to carry out the purpose and intent of this Agreement.

         12.6 Entire Agreement. This Agreement contains the full and complete undertaking and agreement between the parties hereto with respect to the sale of fumed silica by Cabot to CMC, and supersedes all other agreements between Cabot and CMC, whether written or oral, except any confidentiality agreements between the parties, which shall, to the extent such agreements do not contradict the terms of this Agreement, continue in effect.

         12.7 Headings. The headings of the sections and other subdivisions of this Agreement are for convenient reference only. They shall not be used in any way to govern, limit, modify, construe this Agreement or any part or provision thereof nor otherwise be given any legal effect.

         12.8 Assignees and Third Parties. This Agreement may not be assigned by either party without the prior written consent of the other party and any attempted assignment without such consent shall be null and void; provided, however, that Cabot may assign this Agreement to a subsidiary or affiliated company. A change of control of either Party will not be deemed to be an assignment in violation of this Section 12.8. In addition, Cabot may make arrangements for the production and sale of Fumed Silica required hereunder to be manufactured and sold by a subsidiary or an affiliate, including but not limited to Cabot Carbon Ltd. Such arrangements may take the form of an assignment of certain rights and obligations hereunder or a subcontract of certain obligations hereunder. Similarly, CMC may make arrangements for the purchase of Fumed Silica hereunder to be made by a subsidiary, including but not limited to Cabot Microelectronics International Corporation. Such arrangements may take the form of an assignment of certain rights and obligations hereunder. However, all sales of Fumed Silica pursuant to any such arrangement shall be governed by the terms of this Agreement.

         12.9 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of Delaware, without giving effect to principles of conflicts or choice of laws of Delaware or of any other jurisdiction.

         12.10 Force Majeure. Each of the parties hereto shall be excused from delays in performing or from failure to perform hereunder to the extent that such delays or failures result from causes beyond the reasonable control of such party, including, but not limited to, forces of nature, acts of God, strikes, lockouts, wars, acts of terrorism, blockades, insurrections, riots, epidemics, restraints or requirements of any government or government agency, civil disturbances, explosions,

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breakage or accident to machinery or lines of pipe, unavailability of raw material or supplies, strandings, perils of the sea, the binding order of any court or governmental authority which has been resisted in good faith by all reasonable means, and other cause, whether of the kind enumerated or otherwise, not reasonably within the control of the party claiming suspension. Failure to prevent or settle any strike shall not be considered to be a matter within the control of the party claiming suspension. However, in order to be excused from delay or failure to perform, such party must act diligently to remedy the cause of such delay or failure.

         12.11 Confidentiality. Each of Cabot and CMC agree to keep confidential and not disclose, and shall cause their respective subsidiaries and affiliates to keep confidential and not disclose, to any party or use for any purpose (other than the performance of this Agreement or any other written agreement between them), any proprietary or other confidential information of the other party which is received pursuant to this Agreement ("Confidential Information"). Confidential Information shall be subject to the restrictions of this paragraph only if it is marked as confidential or proprietary or, if not disclosed in tangible form, the disclosing party notifies the recipient of its confidential or proprietary nature prior to its disclosure, except for proprietary and confidential information provided by Cabot to CMC pursuant to Section 8.12 hereof which proprietary and confidential information shall be deemed to be Confidential Information for purposes of this Section whether or not such information is so marked. For purposes of this Agreement, Confidential Information of a party does not include, and a party and a party's subsidiaries and affiliates will have no obligations under this provision with respect to, any information of the other party or any subsidiary or affiliate of the other party (the other party and subsidiaries and affiliates of the other party being referred to as the "receiving party") which:

                  (a) is already known to the receiving party from a source other than the disclosing party as evidenced by competent proof thereof; or

                  (b) is or becomes publicly known through no wrongful act of the receiving party (in which event the receiving party's obligations under this Agreement in respect thereto shall terminate on the date such information enters the public domain); or

                  (c) is rightfully received by the receiving party from a third party without violation of any obligations of confidentiality owed by the third party to the disclosing party; or

                  (d) is disclosed by the disclosing party to a third party without restrictions on the third party's right to use or disclose such information; or

                  (e) is independently developed by employees or consultants of the receiving party without use of or reference to the disclosing party's Confidential Information; or

                  (f) is approved for release by written authorization of the disclosing party

         12.12 Independent Contractors. CMC and Cabot are each independent contractors. Nothing herein contained shall be construed to place CMC and Cabot in the relationship of principal and agent, master and servant, partners, or joint venturers, and, except as otherwise set forth in this Agreement, neither party shall have, expressly or by implication, the power to represent itself as having any authority to make contracts in the name of or binding upon the other, or to obligate or bind the other in any manner whatsoever.

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as a sealed instrument and have delivered this Agreement as of the day and year first above written.

                                            CABOT CORPORATION

                                            By:    _____________________________
                                                   Name: Eduardo E. Cordeiro
                                                   Title: Vice President

                                            CABOT MICROLELECTRONICS CORPORATION

                                            By:    _____________________________
                                                   Name:  Daniel J. Pike
                                                   Title: Vice President

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